Exhibit 21

SUBSIDIARIES OF REGISTRANT

The following outlines the registrant’s active subsidiaries as of the date of this Report.

Greater Community Bancorp (“registrant”)	Ownership Interest:

Greater Community Bank (NJ)	100%
Highland Capital Corp. (NJ)	100%
Greater Community Investment Company, Inc. (NJ)	100%
New Union Asset Holdings Corp. (NY)	100%
Greater Community Redevelopment LLC (NJ)	100%
Thirteen Van Houten LLC (NJ)	80%
Congdon Mill Realty, LLC (NJ)	40%
GCB Realty, LLC (NJ)	100%
GCB Capital Trust III (business statutory trust) (DE)	100%
REO Fairfield, LLC (NJ)	100%
Greater Community Insurance Services, LLC (NJ)	50%
Greater Community Title LLC (NJ)	100%
Community Title Services LLC (NJ)	49%

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